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                                                                  EXHIBIT 10.33



February 7, 1996


Mr. L. George Klaus
395 Golden Hills Drive
Portola Valley, CA   94028

         Re: Offer of Employment

Dear George:

I am happy to extend you the following offer of employment at Platinum Software Corporation (the "Company").

1. Title. Your position will be President, Chief Executive Officer and Director and you will report to the Board of Directors of the Company. You will be headquartered in the Company's Irvine, California offices. Subject to the authority of the Board, you shall have full and complete authority to run the Company's business and to conduct its operations, including, without limitation the authority, in accordance with the Company's then existing personnel and other policies, to employ and discharge all employees of the Company, and you shall perform, on behalf of the Company, all duties and services as are customarily incident to these offices. The Company acknowledges that you serve as a consultant to or member of the Board of Directors of a number of other companies and that you shall perform such duties as required by those positions for so long as they do not conflict materially with your performance of services hereunder.

2. Base Salary. Your base salary will be $500,000 per year paid semi-monthly in accordance with the Company's normal payroll policies and subject to standard withholding.

3. Annual Bonus. You will receive an annual bonus on a fiscal year basis of up to $250,000 based on a performance plan to be agreed upon between you and the Board of Directors. For fiscal 1996 you will receive a bonus payable on July 15, 1996 equal to $250,000 multiplied by the fraction, the numerator of which is the number of days you were employed by the Company during its 1996 fiscal year and the denominator of which is 365. The Company's fiscal year ends June 30, 1996.
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February 7, 1996
Mr. L. George Klaus
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4.       Additional  Incentive  Bonus.  You will be eligible to receive an annual "additional incentive bonus" of up to $250,000. The performance criteria for this bonus will be agreed upon and determined by you and the Board of Directors before August 1, 1996. This bonus will begin with the Company's 1997 fiscal year.

5. Restricted Stock. The Company offers you the right to purchase 2,000,000 shares of the Company's common stock ("Restricted Stock") on the following terms:

         (a) The purchase price of the Restricted Stock will be the closing price of the Company's Common Stock on the NASDAQ National Market System on the day before your start date and the purchase will take place on such date.

         (b) In order to fund the purchase, the Company will provide you a loan in the amount of the purchase price. The loan will be evidenced by a recourse promissory note which will bear simple interest at a rate of 6% per annum or such higher rate of interest as is sufficient to avoid imputed income under Sections 483, 1274 or 7872 of the Internal Revenue Code of 1986, as amended. Interest may be paid annually by you, deferred until the stock is sold, or forgiven by the Board of Directors, at its sole discretion. The principal on the loan will be due on a pro rata basis when the Restricted Stock is sold by you or on the fifth anniversary of the promissory note, whichever occurs first. The promissory note will be secured by a pledge of the Restricted Stock and shall be recourse only to the extent of any deficiency in the value of the Common Stock. If your employment is terminated for cause (as defined below) the repayment of the promissory note shall be accelerated.

         (c) The Company will retain the right to repurchase the Restricted Stock at a price equal to the initial purchase price. The repurchase rights with respect to 1,400,000 shares of Restricted Stock will lapse according to the following schedule:

                  (i) 350,000 shares immediately upon the date of commencement of your employment.

                  (ii) 29,167 shares on the first day of each month beginning on the date of commencement of your employment and continuing for each month thereafter for a period of 36 months.

                  The Company's repurchase rights with respect to the remaining 600,000 shares of Restricted Stock will lapse according to the following schedule assuming the Company's fiscal year ending June 30, 1996 is the Base
Year:

                  (i) 100,000 shares if FY 1997 operating revenues exceed the Base Year revenues by 25% and 100,000 shares if the Company's profit
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February 7, 1996
Mr. L. George Klaus
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                           after taxes for FY 1997 is equal to or exceeds 5% of
                           FY 1997 operating revenues.

                  (ii) 100,000 shares if FY 1998 operating revenues exceed the Base Year revenues by 50% and 100,000 shares if the Company's profit after taxes for FY 1998 is equal to or exceeds 10% of FY 1998 operating revenues.

                  (iii) 100,000 shares if FY 1999 operating revenues exceed the Base Year revenues by 75% and 100,000 Shares if the Company's profit after taxes for FY 1999 is equal to or exceeds 15% of FY 1999 operating revenues.

         (d) All of the Company's repurchase rights with respect to any of the Restricted Stock under this paragraph 5 shall lapse immediately upon a Change of Control. For purposes of this section, a Change in Control shall mean (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert, (ii) any transaction or series of transactions that results in, or that is in connection with, any person, entity or group acting in concert (other than existing affiliates of the Company), acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of such percentage of the aggregate voting power of all classes of voting equity stock of the Company as shall exceed fifty percent (50%) of such aggregate voting power, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) a liquidation of the Company. Upon a Change of Control, you may elect, in your sole discretion, not to have any portion of such restrictions lapse in order to avoid any "parachute payment" under Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended.

         (e) If the Company shall terminate your employment agreement without "cause" or if a "constructive termination" has occurred or if you die or become disabled, the Company shall (i) pay you all compensation (including the base salary and any bonus that would have been payable for the next twelve months under paragraph 4 hereof) and benefits due you to the date of termination and for a period of twelve months following the date of such termination and (ii) cancel the Company's repurchase rights on the Restricted Stock for shares that otherwise could be repurchased by the Company with
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February 7, 1996
Mr. L. George Klaus
Page 4



respect to the twelve months following your termination such that the Restricted Stock shall continue to vest for such twelve-month period. During such period, you shall continue to be entitled to participate in the Company's employee benefits plans or arrangements (as set forth in Section 4 above) on the same basis as if you were an employee. For purposes of this Agreement, disabled shall mean your inability due to any physical or mental condition to perform a substantial portion of your duties as President and CEO for 24 or more consecutive weeks.

         (f) For the purposes of this paragraph 5: (i) "cause" shall mean (A) willful and repeated failure to comply with the lawful directions of the Company's Board of Directors, (B) gross negligence or willful misconduct in the performance of duties to the Company and/or its subsidiaries, (C) commission of any act of fraud with respect to the Company and/or its subsidiaries, (D) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company and/or its subsidiaries, in each case as determined in good faith by the Company's Board of Directors; and
(ii) "constructive termination" shall be deemed to occur if (A)(1) there is a material adverse change in your position causing it to be of less stature or of less responsibility, (2) a change in the persons to whom you report (other than a change in Board of Director composition) or (3) a reduction of more than 20% of your base compensation and (B) the Company shall fail to correct the occurrence to your reasonable satisfaction following written notice by you within the thirty (30) days following receipt of such notice and you elect to terminate your employment voluntarily.

         (g) Registration Rights. In connection with the Restricted Stock, the Company will register such shares on Form S-8. If registration of such shares of Restricted Stock is not permissible on Form S-8 the Company will register such shares on Form S-3, subject to customary underwriter lock ups and cutbacks, if applicable, and shall rank in equal priority with the registration rights held by existing preferred stockholders.

6. Relocation Allowances. The Company agrees to assist you in relocating to Irvine, California. In this regard, you agree to list your home in Portola Valley, California for sale and the Company will reimburse you for the carrying costs of the house until the house is sold. Provided that you substantiate that your investment in this residence is approximately $2,600,000, the Company will, upon the sale of your house, make up any shortfall in the sales price from your investment either by, at the Company's election, : (i) reimbursing you the shortfall amount within 30 days following the closing or (ii) by participating in a simultaneous closing and absorbing the shortfall. Any amount of reimbursement will be grossed up to include income taxes on the amount of any reimbursement pursuant to this paragraph 6 such that you will have no additional taxes solely because of any such reimbursements. In addition, in order to assist you in purchasing a home in Orange County, California, the Company will reimburse you for up
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February 7, 1996
Mr. L. George Klaus
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to three (3) points of financing and closing costs, and will guarantee bridge financing, if necessary. The Company will provide temporary housing to you in its corporate apartment. In addition, the Company will reimburse you for your costs incurred in leasing a vehicle during any temporary living period. Finally, the Company will cover your moving expenses to Southern California as well as return moving expenses to Northern California at a time no earlier than three years unless the Company is sold or relocated in which case they will be provided at the time of the sale or relocation.

7. Country Club Membership. The Company will purchase a membership in Big Canyon Country Club in your name (or the name you choose). You will agree to return any proceeds from the sale of this membership immediately after its sale, unless otherwise agreed in writing by the Board of Directors.

8. Other. The Company understands that you have previously arranged a vacation in March of 1996 and will honor this arrangement. The Company will reimburse you for your reasonable legal expenses incurred for document reviews related to your employment. Effective the beginning of the month following your start date, you will be eligible to participate in the Company's health plan, including the Exec-U-Care plan. After meeting eligibility requirements, you will be able to participate in various company benefit programs including the Company's 401(k) savings program, Section 125 Reimbursement Account, and the Confidential Employee Assistance Program (EAP).

9. Indemnification. In the event you are made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that you are or were a director or officer of the Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by the Company in any capacity at Company's request, you shall be indemnified by the Company, and the Company shall pay your related expenses when and as incurred, all to the full extent permitted by law.

10. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

This offer is contingent upon execution of the Company's Employee Proprietary Agreement and the Employee Acknowledgment Statement and your having a physical exam within thirty (30) days after commencing employment and remedying any
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February 7, 1996
Mr. L. George Klaus
Page 6



deficiencies from any unsatisfactory results of the physical. Upon accepting this offer, you will be required to sign and agree to the terms therein. Additionally, due to the Immigration Reform Act and Control of 1986, if you are an employee of the Company in the United States, prior to or on your first day of employment, you will be required to show proof of identity and authorization to work in the United States. Please be prepared to show appropriate documentation for evidence of identity and employment eligibility.

Please indicate your acceptance of this offer by signing in the space below. Upon receipt, I will have the necessary agreements prepared to document the items described in this offer letter. If you have any questions, please do not hesitate to call.

Very truly yours,                           Accepted:





                                            ____________________________
Carmelo J. Santoro                          L. George Klaus
Chief Executive Officer



CJS:cl